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                                Exhibit 99.4(x)
                   Distribution Agreement - HA.LO Canada Inc.

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                            DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT made as of the 10th day of December, 1998 between MICRA SOUNDCARDS INC. ("Micra"), a corporation incorporated under the laws of the Province of Ontario having its principal place of business at 135 West Beaver Creek Road, Richmond Hill, Ontario and HA-LO CANADA INC. ("HA-LO"), a corporation incorporated under the laws of the Province of Ontario having its principal place of business at 707 Gordon Baker Road, Toronto, Ontario.

WHEREAS MICRA is engaged primarily in the development and manufacture of certain talking trading cards products (collectively, "Micra Products");

AND WHEREAS HA-LO is in the business of marketing, selling and distributing specialty advertising products;

AND WHEREAS HA-LO is desirous of acquiring the worldwide right and license to sell the Products for corporate promotions ("Corporate Promotions"), with or without corporate logos, whereby corporate clients of HA-LO ("HA-LO Clients") purchase Micra Products from HA-LO for the purpose of consumer promotions, in packs, give-aways, incentive program premiums, advertising specialities or for any other related promotional purpose;

NOW THEREFORE IN CONSIDERATION of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Grant of Licenses. Subject to the terms and conditions hereof, Micra hereby
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grants to HA-LO the non-transferable, worldwide right and license to market, distribute and sell the Micra Products to HA-LO Clients for Corporate
Promotions:

(a) on an exclusive basis in connection with the 2000 Summer Olympics to be held in Sydney, Australia and the 2002 Winter Olympics to be held in Salt Lake City, Utah; and


(b) on a non-exclusive basis in connection with any other events or for any other Corporate Promotion purpose, provided that upon receipt of written notification by HA-LO satisfactory to MICRA that HA-LO has secured an order or that HA-LO reasonably expects to secure within one month an order for MICRA Products from a HA-LO Client, HA-LO shall thereafter have the non-transferable, worldwide right and license to market, distribute and sell the Micra Products to that HA-LO Client on an exclusive basis and MICRA shall thereafter cease to market, distribute or sell or offer to market, distribute or sell Micra Products to that HA-LO Client or any company or other business entity identified by HA-LO as a competitor of that HA-LO Client.

2.   Rights Retained by Micra.  For greater certainty, HA-LO acknowledges and
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agrees that the rights and licenses granted to HA-LO hereunder are limited to
Corporate Promotions and that no provision hereof shall prevent, restrict, limit or otherwise affect MICRA's right and ability to market, distribute and sell "licensed" Micra Products for which Micra is required to obtain a license from or pay a royalty to a third party or Micra Products which are sold on a "retail" basis.

3.   Term.  This Agreement shall remain in full force and effect for a term (the
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"Term") of approximately three (3) years commencing on the date hereof and expiring on December 31, 2001.

4.   Covenants of HA-LO.  HA-LO hereby covenants and agrees:
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(a)  to use its best commercial efforts to market, distribute and sell the Micra
Products to the HA-LO clients for Corporate Promotions on a worldwide basis;
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(b)  to meet with MICRA at least once every six (6) months during the Term to review HA-LO's efforts hereunder, discuss pending orders and identify any HA-LO Clients in respect of which exclusivity is required in accordance with subsection 1(b) hereof;

(c) to obtain all necessary consents, approvals, licenses, sub-licenses and other rights (collectively, the "Approvals") necessary in connection with all images, sounds, logos, trademarks and other markings incorporated in or on any Micra Products ordered by HA-LO;

(d) to indemnify and save harmless Micra and its directors, officers, shareholders, employees, agents, affiliates, associates and other representatives from and against all claims, demands, costs, expenses, actions, causes of actions and other liabilities whatsoever arising from any failure by HA-LO to obtain all necessary Approvals; and

(e) not to market, distribute or sell or offer to market, distribute or sell, and to use its reasonable best efforts to ensure that its agents, contractors and other representatives do not market, distribute or sell or offer to market, distribute or sell, any other "talking trading card" or products reasonably similar to or competitive with Micra's Products.

5.   Covenants of Micra. MICRA hereby covenants and agrees:
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(a)  to provide a minimum one year replacement or full refund warranty on all
Micra Products;


(b) to make all necessary arrangements to ensure the availability of Micra Products in sufficient quantities to meet HA-LO's orders promptly;


(c) not to retain the services or otherwise sell or offer to sell Micra Products to any company or entity whose principal business activity is Corporate Promotions;


(d) to provide HA-LO with a list of all companies or entities which Micra or any of its agents or representatives have contacted or are in discussions with in respect of Corporate Promotions and, where Micra deems appropriate on the advice of HA-LO, to cease such discussions and/or refer such company or entity to HA-LO;


(e) not to sell or offer to sell Micra Products directly to any HA-LO Client from whom HA-LO has previously secured or reasonably anticipates securing an order for Micra Products; and


(f) to indemnify and save harmless HA-LO and its directors, officers, shareholders, employees, agents, affiliates, associates and other representatives from and against all claims, demands, costs, expenses, actions, causes of actions and other liabilities whatsoever arising from or in respect of any of MICRA's patents, trademarks or other intellectual property;


6.   Pricing and Payment Terms.  Pricing of the Micra Products shall be
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negotiated in good faith by MICRA and HA-LO in the context of each order placed by HA-LO during the Term. Each order shall be payable, as to thirty per cent (30%) of the purchase price, in cash and as to the balance of the purchase price, by an irrevocable, transferable letter of credit of a recognized financial institution, in each case, delivered with the purchase order.

7.   Shipping.  Micra shall use its best reasonable efforts to promptly and
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timely ship, and custom imprint where applicable, the Micra Products ordered by
HA-LO in order to meet the delivery dates requested by HA-LO.

8.   Termination.  This Agreement  may be terminated by either party:
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(a)  on 60 days prior written notice given to the other party; or
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(b)  immediately if the other party is declared bankrupt or insolvent, files for voluntary bankruptcy, insolvency or similar creditor protection or otherwise ceases to carry on its business.


9.   Intellectual Property.
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(a)  All patents, trade secrets, copyright, trademarks, trade names, service marks, quality designations and other proprietary words, symbols and technology of MICRA (collectively, "Intellectual Property") are and remain the exclusive property of MICRA, whether or not specifically registered or recognized under applicable law. HA-LO will not take any action that jeopardizes MICRA's rights in, or acquire any right to, the Intellectual Property except the limited rights specified below in subsection 9(b).


(b) HA-LO may use the trademarks, tradenames, service marks and quality designations (collectively, the "Trademarks") exclusively to advertise and promote the Micra Products. All advertisements and promotional materials shall
(i) clearly identify MICRA as the owner of the Trademarks, (ii) conform to MICRA's current trademark and logo type guidelines, and (iii) otherwise comply with any applicable notice or marking requirement.


(c) Before publishing or disseminating any advertisement or promotional material bearing a Trademark, HA-LO shall deliver a copy of the advertisement or promotional materials to MICRA for approval. If MICRA gives notice within five
(5) business days of delivery that the proposed use of its Trademark is inappropriate, HA-LO shall refrain from placing the advertisement or promotional materials in circulation.


(d) HA-LO shall immediately notify MICRA if it learns (i) of any potential infringement of MICRA's right in and to the Intellectual Property by a third party, or (ii) the use of Intellectual Property may infringe the proprietary rights of a third party.


10.  Confidentiality.
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(a)  Each party acknowledges that it may disclose to the other, in connection to the performance of this agreement, data or other information which is confidential or proprietary, the disclosure of which to or use by any unauthorized party may be damaging (collectively, the "Confidential Information"). No Confidential Information (which shall be deemed to include the content of this Agreement) of a party shall be disclosed by the other party to any person, except those of its employees or agents having a need to know for the purposes contemplated by this agreement. If either party discloses any of its Confidential Information to the other party, the party receiving the Confidential Information shall (i) maintain it in confidence; (ii) use at least the same degree of care in maintaining its secrecy as it uses in maintaining the secrecy of its own proprietary confidential and trade secret information, but in no event with less care than is reasonable given the nature of the information;
(iii) use it only to fulfil its obligations under this agreement unless hereinafter agreed in writing by the other party; and (iv) return all copies, notes, packages, diagrams, computer memory media and other materials containing any portion of the Confidential Information to the disclosing party upon its reasonable request given the rights and obligations of the parties hereunder.


(b) Neither party shall have any obligations of non-disclosure concerning any portion of the Confidential Information of the other party of which (i) is known or independently developed by the non-disclosing party before receipt, directly or indirectly, from the disclosing party; (ii) is lawfully obtained, directly or indirectly, by the non-disclosing party under no obligation of confidentiality from a third party acting in good faith; or (iii) is or becomes publicly available other than its result to act or failure to act by the non-disclosing party, its agent or employees.
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11.  Notice.  Any notice required to be given in writing under this Agreement
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shall be delivered or telecopied to the respective address or telecopier number of the parties set forth below:

     HA-LO Canada Inc.                 Micra Soundcards Inc.
     707 Gordon Baker Road             135 West Beaver Creek Road
     Toronto, Ontario                  Richmond Hill, Ontario
     M2H 2S6                           L45 1C6

     Attention:   Howard Gold          Attention:   Dieter Doederlein, President
     Telecopier:  (416) 494-3028       Telecopier:  (905) 889-4124


12.  General.
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(a)  This Agreement shall be governed by the laws of the Province of Ontario and the parties hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of the subject matter hereof.

(b) MICRA and HA-LO are independent contractors and neither is the agent, representative, partner or joint venturer of the other.

(c) If any provision of this Agreement is deemed to be invalid or unenforceable, that provision shall be severed from this agreement and the remainder of this letter agreement shall remain in full force and effect. If such severed provision is fundamental to the relationship governed by this Agreement, then either party shall have the right to terminate the distributorship and related rights as if the severance of such provision was a material breach of this letter agreement and such termination may only be effected in accordance with section 8 above.

(d) This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements. This Agreement may be amended only in writing signed by both parties.


(e) Neither party may transfer or assign this Agreement, or any part hereof, without the prior written approval of the other, not to be unreasonably withheld; provided, however, that MICRA may transfer or assign this agreement to a third party without the prior written consent of HA-LO so long as the assignment or transfer is in connection with the sale or transfer of all or substantially all of the assets of MICRA and the assignee agrees in writing to be bound by the terms and conditions of this Agreement.

(f) This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g) The provisions of sections 4(d), 9, 10 and 12(a) shall survive any termination of this Agreement.
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(h)  This Agreement may be executed in one or more counterparts and may be executed and delivered by facsimile transmission and such counterparts and facsimile transmissions, when taken together, shall be deemed to constitute one and the same binding agreement.

DATED as of this 10th day of December, 1998.


                              HA-LO CANADA INC.

                              Per: (signed) "Howard Gold"
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                                       Authorized Signing Officer


                              MICRA SOUNDCARDS INC.

                              Per: (signed) "Dieter Doederlein"
                                   --------------------------------------
                                       Authorized Signing Officer